Exhibit 99.1

ARES CAPITAL CORPORATION DECLARES
FIRST QUARTER 2018 DIVIDEND OF $0.38 PER SHARE
AND ANNOUNCES DECEMBER 31, 2017 FINANCIAL RESULTS

FIRST QUARTER 2018 DIVIDEND DECLARED

New York, NY —February 13, 2018— Ares Capital Corporation (“Ares Capital”) (NASDAQ: ARCC) announced that its Board of Directors has declared a first quarter dividend of $0.38 per share, payable on March 30, 2018 to stockholders of record as of March 15, 2018.

DECEMBER 31, 2017 FINANCIAL RESULTS

Ares Capital also announced financial results for its fourth quarter and year ended December 31, 2017.

HIGHLIGHTS

 Financial

	Q4-17		Q4-16		FY-17		FY-16
(dollar amounts in millions, except per share data)	Total Amount	Per Share(1)	Total Amount	Per Share(1)	Total Amount	Per Share(1)	Total Amount	Per Share(1)
Core EPS(2)		$0.38		$0.42		$1.39		$1.61
Net investment income	$140	$0.33	$138	$0.44	$511	$1.20	$494	$1.57
Net realized gains (losses)	$(123)	$(0.29)	$32	$0.10	$20	$0.05	$110	$0.35
Net unrealized gains (losses)	$215	$0.50	$(95)	$(0.30)	$136	$0.32	$(130)	$(0.41)
GAAP net income	$232	$0.54	$75	$0.24	$667	$1.57	$474	$1.51
Dividends declared and payable		$0.38		$0.38		$1.52		$1.52

	As of December 31,
(dollar amounts in millions, except per share data)	2017	2016
Portfolio investments at fair value	$11,841	$8,820
Total assets	$12,347	$9,245
Stockholders’ equity	$7,098	$5,165
Net assets per share	$16.65	$16.45
__________________________________________________

(1)	All per share amounts are basic and diluted.

(2)
Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less professional fees and other costs related to the acquisition of American Capital, Ltd. (“American Capital”) (the “American Capital Acquisition”), net realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such net realized gains and losses. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of basic and diluted Core EPS to the most directly comparable GAAP financial measure are set forth in Schedule 1 hereto. For the three months ended December 31, 2017 and 2016, Core EPS excludes $0.01 and $0.01 per share, respectively, of professional fees and other costs related to the American Capital Acquisition. For the years ended December 31, 2017 and 2016, Core EPS excludes $0.09 and $0.04 per share, respectively, of professional fees and other costs related to the American Capital Acquisition.

Portfolio Activity

(dollar amounts in millions)	Q4-17	Q4-16	FY-17	FY-16
Portfolio Activity During the Period:
Gross commitments(3)(4)	$1,506	$1,164	$5,889	$3,703
Exits of commitments(3)	$1,321	$1,102	$5,593	$3,844

Portfolio as of the End of the Period:
Number of portfolio company investments			314	218
Weighted average yield of debt and other income producing securities(5):
At amortized cost			9.7%	9.3%
At fair value			9.8%	9.4%
Weighted average yield on total investments(6):
At amortized cost			8.7%	8.3%
At fair value			8.7%	8.5%
__________________________________________________

(3)
In July 2017, in connection with the effective termination of the Senior Secured Loan Fund LLC (the “SSLP”), Ares Capital purchased $1.6 billion in aggregate principal amount of first lien senior secured loans outstanding at par plus accrued and unpaid interest and fees from the SSLP (the “SSLP Loan Sale”) and assumed the SSLP’s remaining unfunded loan commitments totaling $50 million. Upon completion of the SSLP Loan Sale, the SSLP made a liquidation distribution to the holders of the subordinated certificates of the SSLP (the “SSLP Certificates”) of which Ares Capital received $1.5 billion. The FY-17 gross commitments exclude those investment commitments acquired from the SSLP and the FY-17 exits of commitments exclude the amounts received by Ares Capital from the SSLP’s liquidation distribution.

(4)	The FY-17 gross commitments exclude $2.5 billion of investments acquired as part of the American Capital Acquisition on January 3, 2017.

(5)
Weighted average yield of debt and other income producing securities is computed as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities divided by (b) the total accruing debt and other income producing securities at amortized cost or at fair value as applicable. The weighted average yield of debt and other income producing securities that were acquired as part of the American Capital Acquisition and held as of December 31, 2017 was 10.3% and 10.1% at amortized cost and fair value, respectively.

(6)
Weighted average yield on total investments is calculated as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities divided by (b) the total investments at amortized cost or at fair value as applicable. The weighted average yield on total investments that were acquired as part of the American Capital Acquisition and held as of December 31, 2017 was 8.7% and 7.8% at amortized cost and fair value, respectively.

FOURTH QUARTER 2017 OPERATING RESULTS

For the fourth quarter of 2017, Ares Capital reported GAAP net income of $232 million or $0.54 per share (basic and diluted), Core EPS(2) of $0.38 per share (basic and diluted), net investment income of $140 million or $0.33 per share (basic and diluted), and net realized and unrealized gains of $92 million or $0.21 per share (basic and diluted).

Net income can vary substantially from period to period due to various factors, including the level of new investment commitments, the amount of acquisition related expenses, the recognition of realized gains and losses and unrealized appreciation and depreciation. As a result, quarterly comparisons of net income may not be meaningful.

As of December 31, 2017, total assets were $12.3 billion, stockholders’ equity was $7.1 billion and net asset value per share was $16.65.

In the fourth quarter of 2017, Ares Capital made $1,506 million in new commitments, including commitments to 14 new portfolio companies and 26 existing portfolio companies. Of the new commitments, 38 were sponsored transactions.  As of December 31, 2017, 161 separate private equity sponsors were represented in Ares Capital’s portfolio. Of the $1,506 million in new commitments made during the fourth quarter of 2017, 72% were in first lien senior secured loans, 18% were in second lien senior secured loans, 6% were in senior subordinated loans, 3% were in the subordinated certificates of the Senior Direct Lending Program LLC (the “SDLP”) through which Ares Capital co-invests with Varagon Capital Partners (“Varagon”) and its clients in first lien senior secured loans, and 1% were in other equity securities. Of these commitments, 95% were in floating rate debt securities, of which 97% contained interest rate floors and the remaining 3% were in the subordinated certificates of the SDLP to make co-investments with Varagon and its clients in floating rate first lien senior secured loans through the SDLP, all of which contained interest rate floors. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that Ares Capital will be able to do so.

In the fourth quarter of 2017, significant new commitments included:

•	$282 million in first lien senior secured revolving and term loans and a senior subordinated loan of an education services provider to the medical sector;

•	$144 million in first lien senior secured revolving and term loans of an aerospace precision components manufacturer;

•	$123 million in a second lien senior secured term loan and equity in a manufacturer and distributor of textiles, apparel and luxury goods;

•	$120 million in first lien senior secured revolving, delayed draw and term loans and second lien senior secured delayed draw and term loans of a cutting tool provider to the metalworking industry;

•	$107 million in first lien senior secured revolving, delayed draw and term loans and a second lien senior secured term loan of a full service independent insurance agency;

•	$102 million in first lien senior secured revolving and term loans and equity in a professional employer organization offering human resources, compliance and risk management services;

•	$56 million in first lien senior secured delayed draw and term loans and equity in a sand-based proppant producer and distributor to the oil and natural gas industry;

•	$52 million in first lien senior secured revolving and term loans of a manufacturer of single-use obstetrics products;

•	$51 million in first lien senior secured revolving, delayed draw and term loans of a commercial and industrial waste processing and disposal services provider;

•	$50 million in a first lien senior secured delayed draw term loan and equity in an owner and operator of commercial and industrial solar projects;

•	$47 million in first lien senior secured revolving and term loans in an integrated technology solutions provider to car wash operators;

•	$46 million in a first lien senior secured term loan of a management software solutions provider; and

•
$42 million in the subordinated certificates of the SDLP to make a co-investment with Varagon and its clients in a first lien senior secured loan to one portfolio company in the business services industry.

Also in the fourth quarter of 2017, Ares Capital exited approximately $1,321 million of investment commitments (including exits of $205 million of commitments acquired as part of the American Capital Acquisition). Of the total investment commitments exited, 48% were second lien senior secured loans, 34% were first lien senior secured loans, 11% were preferred equity securities, 4% were collateralized loan obligations, 2% were senior subordinated loans and 1% were other equity securities. Of the approximately $1,321 million of exited investment commitments, 82% were floating rate, 12% were on non-accrual status, 3% were fixed rate and 3% were non-interest bearing.

The fair value of Ares Capital’s portfolio investments at December 31, 2017 was $11.8 billion, including $10.6 billion in accruing debt and other income producing securities. As of December 31, 2017, the total portfolio at fair value included $1.7 billion of investments acquired in the American Capital Acquisition. The total portfolio investments at fair value were comprised of approximately 44% of first lien senior secured loans, 32% of second lien senior secured loans, 4% of subordinated certificates of the SDLP (the proceeds of which were applied to co-investments with Varagon and its clients in first lien senior secured loans through the SDLP), 8% of senior subordinated loans, 1% of collateralized loan obligations, 4% of preferred equity securities and 7% of other equity securities. As of December 31, 2017, the weighted average yield of debt and other income producing securities in the portfolio at amortized cost and fair value was 9.7% and 9.8%, respectively, the weighted average yield on total investments in the portfolio at amortized cost and fair value was 8.7% and 8.7%, respectively, and 81% of the total investments at fair value were in floating rate securities.

“We finished 2017 with our highest quarterly earnings of the year, reflecting higher portfolio yields and strong portfolio performance,” said Kipp deVeer, Chief Executive Officer of Ares Capital. “Our core earnings have improved every quarter for the last three based on strong execution on our goals of improving our portfolio yields and selectively investing in high-quality, upper middle market companies. Going forward, we believe the expansion of our strategic Senior Direct Loan Program, continued portfolio rotation opportunities and rising rates position us for further potential earnings improvement in 2018.”

“Throughout 2017, we expanded our available capital, strengthened our financial position and locked in favorable long term borrowing costs,” said Penni Roll, Chief Financial Officer of Ares Capital. “Going forward, we believe our modestly leveraged balance sheet with long dated liabilities and significant liquidity provides us the flexibility to be opportunistic in varying market conditions.”

PORTFOLIO QUALITY

Ares Capital Management LLC (“Ares Capital Management” or Ares Capital’s “investment adviser”) employs an investment rating system to categorize Ares Capital’s investments. In addition to various risk management and monitoring tools, Ares Capital’s investment adviser grades the credit risk of all investments on a scale of 1 to 4 no less frequently than quarterly. This system is intended primarily to reflect the underlying risk of a portfolio investment relative to Ares Capital’s initial cost basis in respect of such portfolio investment (i.e., at the time of origination or acquisition), although it may also take into account under certain circumstances the performance of the portfolio company’s business, the collateral coverage of the investment and other relevant factors. Under this system, investments with a grade of 4 involve the least amount of risk to Ares Capital’s initial cost basis. The trends and risk factors for this investment since origination or acquisition are generally favorable, which may include the performance of the portfolio company or a potential exit. Investments graded 3 involve a level of risk to Ares Capital’s initial cost basis that is similar to the risk to Ares Capital’s initial cost basis at the time of origination or acquisition. This portfolio company is generally performing as expected and the risk factors to Ares Capital’s ability to ultimately recoup the cost of Ares Capital’s investment are neutral to favorable. All investments or acquired investments in new portfolio companies are initially assessed a grade of 3. Investments graded 2 indicate that the risk to Ares Capital’s ability to recoup the initial cost basis of such investment has increased materially since origination or acquisition, including as a result of factors such as declining performance and non-compliance with debt covenants; however, payments are generally not more than 120 days past due. An investment grade of 1 indicates that the risk to Ares Capital’s ability to recoup the initial cost basis of such investment has substantially increased since origination or acquisition, and the portfolio company likely has materially declining performance. For debt investments with an investment grade of 1, most or all of the debt covenants are out of compliance and payments are substantially delinquent. For investments graded 1, it is anticipated that Ares Capital will not recoup Ares Capital’s initial cost basis and may realize a substantial loss of Ares Capital’s initial cost basis upon exit. For investments graded 1 or 2, Ares Capital’s investment adviser enhances its level of scrutiny over the monitoring of such portfolio company. The grade of a portfolio investment may be reduced or increased over time.

Ares Capital assigned a fair value on January 3, 2017 (the “Acquisition Date”), which was the date we closed the American Capital Acquisition, to each of the portfolio investments acquired in connection with the American Capital Acquisition. The initial cost basis of each investment acquired was equal to the fair value of such investment as of the Acquisition Date. Many of these portfolio investments were assigned a fair value reflecting a discount to American Capital’s cost basis at the time of American Capital’s origination or acquisition. Each investment was initially assessed a grade of 3 (i.e., generally the grade we assign a portfolio company at acquisition), reflecting the relative risk to our initial cost basis of such investments. It is important to note that our grading system does not take into account factors or events in respect of the period from when American Capital originated or acquired such portfolio investments or the status of these portfolio investments in terms of compliance with debt facilities, financial performance and similar factors. Rather, it is only intended to measure risk from the time that we acquired the portfolio investment in connection with the American Capital Acquisition. Accordingly, it is possible that the grades of these portfolio investments may be reduced or increased after the Acquisition Date.

As of December 31, 2017 and 2016, the weighted average grade of the investments in Ares Capital’s portfolio at fair value was 3.1 and 3.1, respectively, and loans on non-accrual status represented 3.1% and 2.9%, respectively, of total investments at amortized cost (or 1.4% and 0.8%, respectively, at fair value).

LIQUIDITY AND CAPITAL RESOURCES

In October 2017, Ares Capital and its consolidated subsidiary, Ares Capital CP Funding LLC (“Ares Capital CP”), entered into an agreement to amend Ares Capital CP’s revolving funding facility (as amended, the "Revolving Funding Facility"), that among other things, (a) modified the interest rate charged on the Revolving Funding Facility from a rate based on LIBOR plus 2.30% per annum or a "base rate" (as defined in the agreements governing the Revolving Funding Facility) plus 1.30% per annum, to a rate based on LIBOR plus 2.15% per annum or a "base rate" plus 1.15% per annum and (b) modified certain loan portfolio concentration limits.

As of December 31, 2017, Ares Capital had $316 million in cash and cash equivalents and $4.9 billion in total aggregate principal amount of debt outstanding ($4.9 billion at carrying value). Subject to leverage, borrowing base and other restrictions, Ares Capital had approximately $2.5 billion available for additional borrowings under its existing credit facilities and Small Business Administration-guaranteed debentures as of December 31, 2017.

FOURTH QUARTER 2017 DIVIDEND

On November 2, 2017, Ares Capital declared a fourth quarter dividend of $0.38 per share for a total of approximately $162 million. The record date for this dividend was December 15, 2017 and the dividend was paid on December 29, 2017.

RECENT DEVELOPMENTS

In January 2018, Ares Capital issued $600 million aggregate principal amount of unsecured notes that mature on March 1, 2025 (the “2025 Notes”). The 2025 Notes bear interest at a rate of 4.25% per year, payable semi‑annually on March 1 and September 1 of each year, commencing on September 1, 2018. The 2025 Notes may be redeemed in whole or in part at our option at any time at the redemption prices as determined pursuant to the indenture governing the 2025 Notes.

In January 2018, the SDLP’s total available capital was increased from $2.9 billion to $6.4 billion. In connection with this expansion, Varagon and its clients agreed to make capital available to the SDLP of up to approximately $5.0 billion and Ares Capital agreed to make capital available to the SDLP of up to approximately $1.4 billion. Ares Capital will continue to provide capital to the SDLP in the form of subordinated certificates (the “SDLP Certificates”), and Varagon and its clients will provide capital to the SDLP in the form of senior notes, intermediate funding notes and SDLP Certificates. Investment of any unfunded amount must be approved by the investment committee of the SDLP consisting of representatives of Ares Capital and Varagon (with approval from a representative of each required).

In February 2018, Ares Capital’s board of directors authorized an amendment to its $300 million stock repurchase program to extend the expiration date of the program from February 28, 2018 to February 28, 2019. Under the stock repurchase program, Ares Capital may repurchase up to $300 million in the aggregate of its outstanding common stock in the open market at a price per share that meets certain thresholds below its net asset value per share, in accordance with the guidelines specified in Rule 10b-18 of the Exchange Act. The timing, manner, price and amount of any share repurchases will be determined by Ares Capital, in its discretion, based upon the evaluation of economic and market conditions, stock price, applicable legal and regulatory requirements and other factors.

From January 1, 2018 through February 8, 2018, Ares Capital made new investment commitments of approximately $938 million, of which $749 million were funded. Of these new commitments, 48% were in first lien senior secured loans, 21% were in other equity securities, 18% were in senior subordinated loans, 7% were in second lien senior secured loans and 6% were in investments in the SDLP Certificates to make co-investments with Varagon and its clients in floating rate first lien senior secured loans through the SDLP. Of the approximately $938 million of new investment commitments, 68% were floating rate, 11% were fixed rate and 21% were non-interest bearing. The weighted average yield of debt and other income producing securities funded during the period at amortized cost was 9.6%. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that we will be able to do so.

From January 1, 2018 through February 8, 2018, Ares Capital exited approximately $871 million of investment commitments, including $166 million of investment commitments acquired in the American Capital Acquisition. Of the total investment commitments exited, 60% were first lien senior secured loans, 33% were second lien senior secured loans, 3% were senior subordinated loans, 3% were investments in the SDLP Certificates and 1% was other equity securities. Of the approximately $871 million of exited investment commitments, 99% were floating rate and 1% was non-interest bearing. The weighted average yield of debt and other income producing securities exited or repaid during the period at amortized cost was 8.5% and the weighted average yield on total investments exited or repaid during the period at amortized cost was 8.3%. On the approximately $871 million of investment commitments exited from January 1, 2018 through February 8, 2018, Ares Capital recognized total net realized gains of approximately $3 million.

In addition, as of February 8, 2018, Ares Capital had an investment backlog and pipeline of approximately $505 million and $240 million, respectively. Investment backlog includes transactions approved by Ares Capital’s investment adviser’s investment committee and/or for which a formal mandate, letter of intent or a signed commitment have been issued, and therefore Ares Capital believes are likely to close. Investment pipeline includes transactions where due diligence and analysis are in process, but no formal mandate, letter of intent or signed commitment have been issued. The consummation of any of the investments in this backlog and pipeline depends upon, among other things, one or more of the following: satisfactory completion of our due diligence investigation of the prospective portfolio company, Ares Capital’s acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. In addition, Ares Capital may sell all or a portion of these investments and certain of these investments may result in the repayment of existing investments. Ares Capital cannot assure you that it will make any of these investments or that Ares Capital will sell all or any portion of these investments.

WEBCAST / CONFERENCE CALL

Ares Capital will host a webcast/conference call on Tuesday, February 13, 2018 at 12:00 p.m. (ET) to discuss its quarter and year ended December 31, 2017 financial results. PLEASE VISIT ARES CAPITAL’S WEBCAST LINK LOCATED ON THE HOME PAGE OF THE INVESTOR RESOURCES SECTION OF ARES CAPITAL’S WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website at http://www.arescapitalcorp.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call by dialing (888) 317-6003. International callers can access the conference call by dialing +1 (412) 317-6061. All callers will need to enter the Participant Elite Entry Number 2598875 followed by the # sign and reference “Ares Capital Corporation” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected. For interested parties, an archived replay of the call will be available approximately one hour after the end of the call through February 27, 2018 at 5:00 p.m. (Eastern Time) to domestic callers by dialing (877) 344-7529 and to international callers by dialing +1 (412) 317-0088. For all replays, please reference conference number 10115525. An archived replay will also be available on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website.

ABOUT ARES CAPITAL CORPORATION

Ares Capital is a leading specialty finance company that provides one-stop debt and equity financing solutions to U.S. middle market companies and power generation projects. Ares Capital originates and invests in senior secured loans, mezzanine debt and, to a lesser extent, equity investments through its national direct origination platform. Ares Capital’s investment objective is to generate both current income and capital appreciation through debt and equity investments primarily in private companies. Ares Capital has elected to be regulated as a business development company (“BDC”) and is the largest BDC by both market capitalization and total assets. Ares Capital is externally managed by a subsidiary of Ares Management, L.P. (NYSE:ARES), a publicly traded, leading global alternative asset manager. For more information about Ares Capital Corporation, visit www.arescapitalcorp.com. However, the contents of such website are not and should not be deemed to be incorporated by reference herein.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or Ares Capital’s future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Ares Capital’s filings with the Securities and Exchange Commission. Ares Capital undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

INVESTOR RELATIONS CONTACTS

Carl G. Drake
John Stilmar
Ares Capital Corporation
(888) 818-5298

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in millions, except per share data)

	As of December 31,
	2017	2016

ASSETS
Total investments at fair value (amortized cost of $11,905 and $9,034, respectively)	$11,841	$8,820
Cash and cash equivalents	316	223
Interest receivable	93	112
Receivable for open trades	1	29
Other assets	96	61
Total assets	$12,347	$9,245
LIABILITIES
Debt	$4,854	$3,874
Base management fees payable	44	34
Income based fees payable	27	32
Capital gains incentive fees payable	79	38
Accounts payable and other liabilities	181	58
Interest and facility fees payable	64	44
Total liabilities	5,249	4,080
STOCKHOLDERS’ EQUITY
Common stock, par value $0.001 per share, 600 and 500 common shares authorized, respectively; 426 and 314 common shares issued and outstanding, respectively	—	—
Capital in excess of par value	7,192	5,292
Accumulated undistributed (overdistributed) net investment income	(81)	37
Accumulated undistributed net realized gains on investments, foreign currency transactions, extinguishment of debt and other assets	72	57
Net unrealized losses on investments, foreign currency and other transactions	(85)	(221)
Total stockholders’ equity	7,098	5,165
Total liabilities and stockholders’ equity	$12,347	$9,245
NET ASSETS PER SHARE	$16.65	$16.45

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in millions, except per share data)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2017	2016	2017	2016
	(unaudited)	(unaudited)
INVESTMENT INCOME
Interest income from investments	$251	$195	$951	$806
Capital structuring service fees	32	36	105	99
Dividend income	18	22	76	75
Management and other fees	—	3	6	16
Other income	6	5	22	16
Total investment income	307	261	1,160	1,012

EXPENSES
Interest and credit facility fees	59	47	225	186
Base management fees	44	34	171	137
Income based fees	37	32	134	123
Capital gains incentive fees	18	(13)	41	(5)
Administrative fees	3	4	12	14
Professional fees and other costs related to the acquisition of American Capital	3	4	45	15
Other general and administrative	8	7	32	27
Total expenses	172	115	660	497
Waiver of income based fees	(10)	—	(30)	—
Total expenses, net of waiver of income based fees	162	115	630	497
NET INVESTMENT INCOME BEFORE INCOME TAXES	145	146	530	515
Income tax expense, including excise tax	5	8	19	21
NET INVESTMENT INCOME	140	138	511	494
REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS, FOREIGN CURRENCY AND OTHER TRANSACTIONS:
Net realized gains (losses)	(123)	32	24	110
Net unrealized gains (losses)	215	(95)	136	(130)
Net realized and unrealized gains (losses) on investments, foreign currency and other transactions	92	(63)	160	(20)
REALIZED LOSSES ON EXTINGUISHMENT OF DEBT	—	—	(4)	—
NET INCREASE IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$232	$75	$667	$474
BASIC AND DILUTED EARNINGS PER COMMON SHARE	$0.54	$0.24	$1.57	$1.51
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING - BASIC AND DILUTED	426	314	425	314

SCHEDULE 1

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS, the most directly comparable GAAP financial measure, for the three months and years ended December 31, 2017 and 2016 are provided below.

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2017	2016	2017	2016
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Basic and diluted Core EPS(1)	$0.38	$0.42	$1.39	$1.61
Professional fees and other costs related to the American Capital Acquisition	(0.01)	(0.01)	(0.09)	(0.04)
Net realized and unrealized gains (losses)	0.21	(0.20)	0.37	(0.06)
Capital gains incentive fees attributable to net realized and unrealized gains and losses	(0.04)	0.04	(0.10)	0.01
Income tax expense related to net realized gains and losses	—	(0.01)	—	(0.01)
Basic and diluted GAAP EPS	$0.54	$0.24	$1.57	$1.51
__________________________________________________

(1)
Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less professional fees and other costs related to the American Capital Acquisition, net realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such net realized gains and losses. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.